EXHIBIT 10.1

KNOW LABS, INC.

COMPENSATION RECOVERY POLICY

(adopted as of November 28, 2023)

1.

Overview. In accordance with the applicable rules of The New York Stock Exchange Listed Company Manual (the “NYSE Rules”), Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10D-1 promulgated thereunder (“Rule 10D-1”), the Board of Directors (the “Board”) of Know Labs, Inc. (the “Company”) has adopted this Compensation Recovery Policy (this “Policy”) to provide for the recovery of erroneously awarded Incentive-Based Compensation from Executive Officers. Certain capitalized terms used in this Policy shall have the respective meanings set forth in Section 3 below.

2.

Administration. Except as specifically set forth herein, this Policy shall be administered by the Compensation Committee (if composed entirely of independent directors ) or a majority of the independent directors serving on the board (the “Administrator”). The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Any determinations made by the Administrator shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by the Policy. In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such other committees of the Board, such as the Audit Committee or the Compensation Committee, as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation at applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

3.	Definitions. For purposes of this Policy, the following capitalized terms have the respective meanings set forth below:

a.

“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or that corrects an error that is not material to previously issued financial statements but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little R” restatement).

b.

“Erroneously Awarded Compensation” means, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Recovery Eligible Incentive Compensation that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid.

c.

“Executive Officer” means each individual who is currently or was previously designated as an “officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act. For the avoidance of doubt, the identification of an executive officer for purposes of this Policy shall include each executive officer who is or was identified pursuant to Item 401(b) of Regulation S-K, as well as the principal financial officer and principal accounting officer (or, if there is no principal accounting officer, the controller).

1

d.

“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall, for purposes of this Policy, be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

e.	“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

f.	“NYSE” means the New York Stock Exchange.

g.

“Recovery Eligible Incentive Compensation” means all Incentive-Based Compensation received by an Executive Officer (i) after beginning service as an Executive Officer, (ii) who served as an Executive Officer at any time during the applicable performance period relating to any Incentive-Based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company), (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, (iv) on or after October 2, 2023, and (v) during the applicable Recovery Period.

h.

“Recovery Period” means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date, and if the Company changes its fiscal year, any transition period of less than nine months within or immediately following those three completed fiscal years.

i.

“Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board, or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.

j.	“SEC” means the U.S. Securities and Exchange Commission.

k.

For purposes of this Policy, Incentive-Based Compensation shall be deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation to the Executive Officer occurs after the end of that period.

l.	The term “including” shall mean “including without limitation,” whether or not so expressed.

2

4.	Recovery of Erroneously Awarded Compensation

a.

In the event of an Accounting Restatement, in accordance with NYSE rules and Rule 10D-1, the Company will reasonably promptly recover the Erroneously Awarded Compensation that has been received as follows:

i. Following an Accounting Restatement, the Administrator shall determine the amount of any Erroneously Awarded Compensation that has been received by each Executive Officer and shall promptly provide each Executive Officer a written notice containing the amount of any Erroneously Awarded Compensation and a demand for repayment or return of such compensation, as applicable.

A.

For Incentive-Based Compensation based on (or derived from) the Company’s stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement:

(1)

The amount to be repaid or returned shall be determined by the Administrator based on a reasonable estimate of the effect of the Accounting Restatement on the Company’s stock price or total shareholder return upon which the Incentive-Based Compensation was received; and

	(2)	The Company shall maintain documentation of the determination of such reasonable estimate and provide such documentation as required to the NYSE.

B.

The Administrator shall have discretion to determine the appropriate means of recovering Erroneously Awarded Compensation based on the particular facts and circumstances, including without limitation (1) seeking reimbursement of all or part of any cash or equity-based award, (2) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (3) cancelling or offsetting against any planned future cash or equity-based awards, (4) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder and (5) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Administrator may affect recovery under this Policy from any amount otherwise payable to the Executive Officer, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the Executive Officer. Notwithstanding the foregoing, except as set forth in Section 4.a.ii below, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder.

C.

To the extent that the Executive Officer has already reimbursed the Company for any Erroneously Awarded Compensation that has been received under any duplicative recovery obligations established by the Company or applicable law, any such reimbursed amount shall be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy.

D.

To the extent that an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer. The applicable Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

3

E.

For the avoidance of doubt, the Company’s obligation to recover Erroneously Awarded Compensation is not dependent on (1) if or when the restated financial statements are filed or (2) any fault of the relevant Executive Officer for the accounting errors or other actions leading to an Accounting Restatement.

ii. Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section 4.a of this Policy if the Administrator determines that recovery would be impracticable and any of the following conditions are met:

A.

The Administrator has determined that the direct expenses paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before making this determination, the Company must make a reasonable attempt to recover the Erroneously Awarded Compensation, document such attempt(s), and provide that documentation to the NYSE.

B.

Recovery would violate home country law of the Company where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law of the Company, the Administrator shall have first obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation, and the Company must provide such opinion to the NYSE.

C.

Recovery would likely cause an otherwise tax-qualified retirement plan under which benefits are broadly available to employees of the Company to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.

5.

Disclosure Requirements. The Company shall make all disclosures with respect to this Policy in accordance with the requirements of the Federal securities laws and SEC rules, including disclosure required by the applicable SEC filings.

6.

Indemnification Prohibited. The Company shall not be permitted to insure or indemnify any Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy or (ii) any claims relating to the Company’s enforcement of its rights under this Policy. In addition, the Company shall not enter into any agreement that exempts any Incentive-Based Compensation that is granted, paid or awarded to an Executive Officer from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the effective date of this Policy).

7.

Administration and Interpretation. This Policy shall be administered by the Administrator, and any determinations made by the Administrator shall be final and binding on all affected individuals. The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy and for the Company’s compliance with NYSE Rules, Section 10D, Rule 10D-1 and any other applicable law, regulation, rule or interpretation of the SEC or the NYSE promulgated or issued in connection therewith.

4

8.

Amendment and Termination. The Administrator may amend or terminate this Policy from time to time in its discretion and shall amend this Policy as it deems necessary. Notwithstanding anything in this Section 8 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any Federal securities laws, SEC rule, or NYSE rule.

9.

Other Recovery Rights. This Policy shall be binding and enforceable against all Executive Officers and, to the extent required by applicable law or guidance from the SEC or NYSE, their beneficiaries, heirs, executors, administrators or other legal representatives. The Administrator intends this Policy to be applied to the fullest extent required by applicable law. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with an Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangement. If any provision of this Policy is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

10.

Agreement to Policy by Executive Officers. Each Executive Officer shall be required to sign and return to the Company the Attestation and Acknowledgment of Policy for the Recovery of Erroneously Awarded Compensation (“Acknowledgement”) in the form attached hereto as Appendix A pursuant to which such Executive Officer will agree to be bound by the terms and comply with this Policy. For the avoidance of doubt, each Executive Officer will be fully bound by, and must comply with, the Policy, whether or not such Executive Officer has executed and returned such Acknowledgment to the Company.

5

Appendix A

ATTESTATION AND ACKNOWLEDGEMENT OF COMPENSATION RECOVERY POLICY

By my signature below, I acknowledge and agree that:

●	I have received and read the attached Compensation Recovery Policy (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”).

●

I hereby agree to abide by all of the terms of the Policy both during and after my employment with the Company, including, without limitation, by promptly repaying or returning any Erroneously Awarded Compensation to the Company as determined in accordance with the Policy.

●

In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern.

Signature: ________________________

Print Name: ________________________

Date: ________________________

6